Exhibit 99.3

Adopted: __________, 2021

NOMINATING COMMITTEE CHARTER

OF

ACCRETION ACQUISITION CORP.

Purpose

The purpose of the Nominating Committee (the “Nominating Committee”) of the Board of Directors (“Board”) of Accretion Acquisition Corp. (the “Company”) is to oversee the Company’s director nominations process and any related matters under the federal securities laws and to discharge the responsibilities of the Board relating to the appropriate size, functioning, and needs of the Board including, but not limited to, recruitment and retention of high quality Board members and committee composition and structure.

Membership

The Nominating Committee shall consist of at least two members of the Board as determined from time to time by the Board. Each member shall be “independent” in accordance with the listing standards of The Nasdaq Stock Market, LLC (“Nasdaq”), as amended from time to time.

The members of the Nominating Committee shall be appointed by the Board. Nominating Committee members may be removed by the Board at any time with or without cause.

Structure

There shall be a Chairman of the Nominating Committee which shall also be appointed by the Board. The Chairman of the Nominating Committee shall be a member of the Nominating Committee and, if present, shall preside at each meeting of the Nominating Committee. He or she shall advise and counsel with the executives of the Company, and shall perform such other duties as may from time to time be assigned to him or her by the Nominating Committee or the Board.

The Nominating Committee may create one or more subcommittees, each subcommittee to consist of one or more members of the Nominating Committee, and delegate to a subcommittee any or all of the powers and authority of the Nominating Committee.

Meetings and Committee Actions

The Nominating Committee shall meet as often as necessary to enable it to fulfill its responsibilities. The Nominating Committee shall meet at the call of the Chairman or a majority of its members. The Nominating Committee may meet by telephone conference call or by any other means permitted by law or the Company’s Bylaws. A majority of the members of the Nominating Committee shall constitute a quorum. The Nominating Committee shall act on the affirmative vote of a majority of members present at a meeting at which a quorum is present. Subject to the Company’s Bylaws, the Nominating Committee may act by unanimous written consent of all members in lieu of a meeting. The Nominating Committee shall determine its own rules and procedures, including designation of a chairperson pro tempore in the absence of the chairperson, and designation of a secretary. The secretary need not be a member of the Nominating Committee and shall attend Nominating Committee meetings and prepare minutes. The Secretary of the Company shall be the Secretary of the Nominating Committee unless the Nominating Committee designates otherwise. The Nominating Committee shall keep written minutes of its meetings, which shall be recorded or filed with the books and records of the Company. Any member of the Board shall be provided with copies of such Nominating Committee minutes if requested.

The Nominating Committee may ask members of management, employees, outside counsel, or others whose advice and counsel are relevant to the issues then being considered by the Nominating Committee to attend any meetings (or a portion thereof) and to provide such pertinent information as the Nominating Committee may request.

The Chairman of the Nominating Committee shall be responsible for leadership of the Nominating Committee, including preparing the agenda which shall be circulated to the members prior to the meeting date, presiding over Nominating Committee meetings, making Nominating Committee assignments, and reporting the Nominating Committee’s actions to the Board. Following each of its meetings, the Nominating Committee shall deliver a report on the meeting to the Board, including a description of all actions taken by the Nominating Committee at the meeting.

If at any time during the exercise of his or her duties on behalf of the Nominating Committee, a Nominating Committee member has a direct conflict of interest with respect to an issue subject to determination or recommendation by the Nominating Committee, such Nominating Committee member shall abstain from participation, discussion, and resolution of the instant issue, and the remaining members of the Nominating Committee shall advise the Board of their recommendation on such issue. The Nominating Committee shall be able to make determinations and recommendations even if only one Nominating Committee member is free from conflicts of interest on a particular issue.

Authority and Responsibilities

•	Overseeing the Company’s director nominations process and any related matters under the federal securities laws

•	Developing the criteria and qualifications for membership on the Board.

•	Determining the appropriate size, functioning, and needs of the Board.

•	Recruiting, reviewing and nominating candidates for election to the Board or to fill vacancies on the Board.

•	Reviewing candidates proposed by stockholders, and conducting appropriate inquiries into the background and qualifications of any such candidates.

•	Establishing subcommittees for the purpose of evaluating special or unique matters.

•	Monitoring and making recommendations regarding committee functions, contributions, and composition.

•	Evaluating, on an annual basis, the Nominating Committee’s performance.

•	Performing any other activities consistent with this Charter, the Company’s bylaws and governing law, as the Nominating Committee or the Board deems appropriate.

•	Preparing a statement each year concerning its compliance with this charter for inclusion in the Company’s proxy statement.

•	To the extent it deems necessary or appropriate, retaining legal counsel or other advisors. The Company will provide for appropriate funding, as determined by the Nominating Committee, for payment of any legal counsel or other advisors retained by the Nominating Committee.

ACCRETION ACQUISITION CORP.

Board of Director Candidate Guidelines

The Nominating Committee (the “Nominating Committee”) of the Board of Directors (“Board”) of Accretion Acquisition Corp. (the “Company”) will identify, evaluate, and recommend candidates to become members of the Board with the goal of creating a balance of knowledge and experience. Nominations to the Board may also be submitted to the Nominating Committee by the Company’s stockholders in accordance with the Company’s policy, a copy of which is attached hereto. Candidates will be reviewed in the context of current composition of the Board (including the diversity in background, experience, and viewpoints of the Board), the operating requirements of the Company, and the long-term interests of the Company’s stockholders. In conducting this assessment, the Nominating Committee will consider and evaluate each director-candidate based upon its assessment of the following criteria:

•	Whether the candidate is independent pursuant to the requirements of the Nasdaq Stock Market, LLC.

•	Whether the candidate is accomplished in his or her field and has a reputation, both personal and professional, that is consistent with the image and reputation of the Company.

•	Whether the candidate has the ability to read and understand basic financial statements.

•	If a candidate satisfies the criteria for being an “audit committee financial expert,” as defined by the Securities and Exchange Commission.

•	Whether the candidate has relevant experience and expertise and would be able to provide insights and practical wisdom based upon that experience and expertise.

•	Whether the candidate has knowledge of the Company and issues affecting the Company.

•	Whether the candidate is committed to enhancing stockholder value.

•	Whether the candidate fully understands, or has the capacity to fully understand, the legal responsibilities of a director and the governance processes of a public company.

•	Whether the candidate is of high moral and ethical character and would be willing to apply sound, objective, and independent business judgment, and to assume broad fiduciary responsibility.

•	Whether the candidate has, and would be willing to commit, the required hours necessary to discharge the duties of Board membership.

•	Whether the candidate has any prohibitive interlocking relationships or conflicts of interest.

•	Whether the candidate is able to develop a good working relationship with other Board members and contribute to the Board’s working relationship with the senior management of the Company.

•	Whether the candidate is able to suggest business opportunities to the Company.

ACCRETION ACQUISITION CORP.

Stockholder Recommendations for Directors

Stockholders who wish to recommend to the Nominating Committee (the “Nominating Committee”) of the Board of Directors (“Board”) of Accretion Acquisition Corp. (the “Company”), a candidate for election to the Board should send a written recommendation to Accretion Acquisition Corp., 410 17th Street, #1110, Denver, Colorado 80202, Attention: Nominating Committee. The Corporate Secretary will promptly forward all such letters to the members of the Nominating Committee. Stockholders must follow certain procedures to recommend to the Nominating Committee candidates for election as directors. In general, in order to provide sufficient time to enable the Nominating Committee to evaluate candidates recommended by stockholders in connection with selecting candidates for nomination in connection with the Company’s annual meeting of stockholders, the Corporate Secretary must receive the stockholder’s recommendation no later than thirty (30) days after the end of the Company’s fiscal year.

The recommendation must contain the following information about the candidate:

•	Name;

•	Age;

•	Business and current residence addresses, as well as residence addresses for the past 20 years;

•	Principal occupation or employment and employment history (name and address of employer and job title) for the past 10 years (or such shorter period as the candidate has been in the workforce);

•	Educational background;

•	Permission for the Company to conduct a background investigation, including the right to obtain education, employment, and credit information;

•	The number of shares of common stock of the Company beneficially owned by the candidate;

•	The information that would be required to be disclosed by the Company about the candidate under the rules of the SEC in a Proxy Statement soliciting proxies for the election of such candidate as a director (which currently includes information required by Items 401, 404 and 405 of Regulation S-K); and

•	A signed consent of the nominee to serve as a director of the Company, if elected.

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